                                                                   EXHIBIT 10.27

We have omitted certain portions of this document and filed them separately with the Commission. These portions are marked with an asterisk (*).


                     JOINT MARKETING AND LICENSING AGREEMENT
                      BETWEEN HEALTHSTREAM & SCRIPPS CLINIC

         This Joint Marketing and Licensing Agreement ("Agreement") is entered as of November 22, 1999 ("Effective Date") by and between HealthStream, Inc., a Tennessee corporation having its principal place of business at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 ("HealthStream") Scripps Clinic, having its principal place of business 10666 North Torrey Pines Road, LaJolla, California 92037, ("Licensor").


                                   BACKGROUND

         WHEREAS, Licensor is a large multi-specialty medical clinic which has developed and continues to develop Continuing Medical Education ("CME") content for Physicians;

         WHEREAS, Licensor conducts an annual Dermatology conference, the next of which is titled Melanoma 2000: 10th Annual Cutaneous Malignancy Update ("Melanoma 2000 Conference") and will take place in January of 2000;

         WHEREAS, HealthStream has developed and marketed and continues to develop and market a computer-based education system known as the Training Navigator ("T.NAV(R)") that delivers and monitors World Wide Web based content;

         WHEREAS, Licensor and HealthStream wish to enter into a cooperative effort to deploy Licensor's educational offerings utilizing HealthStream's T.NAV(R) technology on the World Wide Web;

         WHEREAS, HealthStream wishes to acquire a license and Licensor has agreed to grant a license to HealthStream for the delivery of Scripps' Melanoma 2000 Conference, by HealthStream's T.NAV(R);

         WHEREAS, Licensor and HealthStream wish to provide appropriate consideration for those efforts that each party has agreed to undertake;

         WHEREAS, Licensor and HealthStream each acknowledge the sufficiency and adequacy of the value, concessions, and recitations set forth herein;

         NOW THEREFORE, Licensor and HealthStream agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

For purposes of this Agreement, the terms below shall have the following meanings:

1.1.     "ACCME" means the Accreditation Council for Continuing Medical
         Education.

1.2. "CME Courses" means those educational courses that have been reviewed for continuing education units by an ACCME accredited professional organization. Those individuals completing the courses may receive credit toward continuing education requirements.

1.3. "Course" means healthcare related Internet based curricula designed to be delivered by T.NAV(R) through HealthStream Sites.

1.4. "Educational Activity" means a single module of the Education Product, specifically, a self-contained lesson consisting of Licensor Content, learning objectives, a posttest, and an evaluation. Each individual Educational Activity, when properly completed is eligible for CME credit.

1.5 "Educational Product" means the adaptation of the Licensor Content into Educational Activities contained in the Melanoma 2000 Conference, including but not limited to conversion to a format appropriate for delivery over the World Wide Web, definition of education objective, a post test


                                                        Scripps and HealthStream
         and an evaluation form for each segment in accordance with CFCE policies and the ACCME Essentials and Guidelines for Accreditation of Sponsors of Continuing Medical Education and Standards for Commercial Support and Enduring Materials attached as Exhibit B hereto.

1.6 "HealthStream" means HealthStream, Inc. and any Subsidiary of HealthStream, Inc.

1.7 "HealthStream Sites" means those HealthStream managed and hosted Internet sites that deliver educational and other content via the T.NAV(R). HealthStream Sites may be available via the World Wide Web or through a private Intranet.

1.8 "Internet" means the international network of computers and computer networks accessible by the public at large of which the World Wide Web is a subset.

1.9 "Intranet" means an internal network protected from unauthorized users by a firewall and accessible only by individuals within the organization serving the network.

1.10 "Launch Date" means the date on which the Educational Product becomes available to the public on the Internet, not to exceed ninety (90) days beyond January 20, 2000, the Melanoma 2000 Conference date.

1.11 "Licensor Content" means the information contained in Scripps' Melanoma 2000 Conference including, but not limited to text and images that are the proprietary property of Licensor that consist of CME in the modules listed in Exhibit A or in modules that Licensor develops during the Term as defined in Article 9 herein.

1.12 "Net Revenue" means gross revenue derived by HealthStream from Transactions Fees less discounts, refunds, and payments to distribution partners.

1.13 "Subsidiary" means a company in which, on a class-by-class basis, more than fifty percent (50%) of the stock entitled to vote for the election of directors is owned or controlled by another company, but only so long as such ownership or control exists.

1.14 "T.NAV(R)" means HealthStream's computer based training product that delivers and monitors World Wide Web based Content. T.NAV(R) is available in multiple configurations, each containing common core functionality with unique features applicable for a given application's distribution and access requirements, e.g. Internet eCommerce, Intranet, local area networks, etc. T.NAV(R) is a registered trademark of HealthStream. T.NAV(R) is also branded as Training Navigator(R), a trademark of HealthStream.

1.15 "Transactions" means those purchases of Educational Activities by customers on HealthStream Sites.

1.16 "Transaction Fees" means fees received by HealthStream for Transactions.



                                    ARTICLE 2

                                 LICENSE GRANTS

2.1 Subject to the payment of the consideration set forth in Article 3, Licensor grants to HealthStream worldwide license to deliver the Educational Product on the World Wide Web.

2.2 Upon notice from Licensor that an Educational Activity is no longer appropriate for use because, for example, it contains erroneous or outdated information, or in other ways is no longer appropriate for the awarding of CME credit, HealthStream shall cease to represent that the Educational Activity being so delivered is CME accredited. During the term of this agreement, Licensor shall restructure the Licensor Educational Activity for CME accreditation at its own expense or shall provide an equivalent number of CME hours of content at no expense to HealthStream. After this Agreement terminates, HealthStream may, at its option and expense,


                                                        Scripps and HealthStream
         seek to have Licensor update the Educational Activity. HealthStream may also seek permission from Licensor to continue to broadcast the Educational Activity without CME credit.

2.3 Licensor shall retain the ownership to all Educational Content, including but not limited to, text, images, and audio that have been copyrighted by Licensor under permissions and releases granted by the authors.

2.4 HealthStream shall retain the copyright to the Educational Activities it produces under this agreement.

2.5 Any and all rights not expressly granted by either of the parties to the other are reserved by the respective party claiming reservation of that right.



                                    ARTICLE 3

                                PRICE AND PAYMENT

3.1 During the Term as defined in Article 9 herein, HealthStream shall pay to Licensor * of all Net Revenue derived from Transaction Fees.

3.2 HealthStream agrees to deliver quarterly sales statements that detail Net Revenue and payment according to the percentages outlined in this
         Article 3 to Licensor within thirty (30) days after the end of each calendar quarter. These quarterly reports shall indicate the total number of Transactions for which Licensor derives revenue. HealthStream shall submit quarterly reports even if no royalties or other amounts are due for such quarter. A monthly finance charge based on an annual rate of prime plus 2% will be assessed on all amounts that are paid later than thirty (30) days after the end of the last quarter.



                                    ARTICLE 4

                    HEALTHSTREAM RESPONSIBILITIES TO LICENSOR

4.1 HealthStream will designate a project manager with sufficient experience and training to resolve issues related to the production, review and credentialling issues required by this project.

4.2      HealthStream will fund the costs to develop the Educational Product.

4.3 HealthStream will submit to Licensor a draft version of each Educational Activity it has converted to the Web for review and approval by Licensor. Licensor will have twenty (20) working days to conduct its reviews. Any approvals shall not be unreasonably withheld by Licensor.

4.4 HealthStream agrees to make all changes requested by Licensor in a timely manner.

4.5      HealthStream will incorporate into each Educational Activity:

         4.5.1    an accreditation statement to be provided by Licensor;

         4.5.2    objectives to be created and provided by Licensor;

         4.5.3 faculty disclosure information about actual or potential conflicts of interest to be provided by Licensor;

         4.5.4    Educational Activity evaluation to be provided by Licensor;
                  and

         4.5.5    a post test to be provided by Licensor.

4.6 HealthStream shall be responsible for issuing to qualified physicians a document recognizing the attainment of CME credit. HealthStream shall develop a system to bar issuance of such documentation unless the participating physician has answered eighty percent (80%) of the post test questions correctly.

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                                                                    Page 3 of 11

4.7 HealthStream shall maintain a database of all users of the Educational Activity and shall provide the following information quarterly to
         Licensor:

         4.7.1    number of users of each Educational Activity;

         4.7.2    demographic information;

         4.7.3 names of physicians who were issued letters of CME accreditation for each Educational Activity; and

         4.7.4    results of evaluations.

4.8 HealthStream shall submit for Licensor approval the format and content of advertising, if any, so that Licensor can assure the requirements of ACCME Standards For Commercial Support are met. Licensor will have ten
         (10) working days to review and approve the format and content of such advertising.

4.9 HealthStream shall submit for Licensor approval all promotional activities related to this project. Licensor will have ten (10) working days to review and approve such promotional activities.


                                    ARTICLE 5

                    LICENSOR RESPONSIBILITIES TO HEALTHSTREAM

5.1 Licensor will designate a project manager with sufficient experience and training to resolve issues related to the production, review and credentialling issues required by this project.

5.2 Licensor agrees to accredit each Educational Activity produced under this Agreement if, in its sole judgment, Licensor policies and the ACCME's Essentials and Guidelines for Accreditation of Sponsors Of Continuing Medical Education And Standards For Commercial Support and Enduring Materials substantially in the form as in Exhibit B hereto have been complied with in all material aspects.

5.3 Licensor agrees to provide initial accreditation for each Educational Activity for two (2) years, with one (1) year extensions possible as long as, in Licensor's judgment, the material is still current. At its sole discretion, in accordance with its responsibilities to the ACCME's Essentials and Guidelines for Accreditation of Sponsors Of Continuing Medical Education And Standards For Commercial Support and Enduring Materials as set forth in Exhibit B hereto, Licensor may determine at any time that one or more Educational Activity is no longer appropriate for CME accreditation. In the event the Center for Continuing Education finds one or more Educational Activities of this Educational Product no longer appropriate for CME accreditation, HealthStream agrees to withdraw the Educational Activities, in accordance with Article 2.2.

5.4 For each Educational Activity, Licensor shall provide a title, objectives, post test, and an evaluation form in a timely fashion.



                                    ARTICLE 6

                           WARRANTIES AND INDEMNITIES

6.1.     Licensor represents and warrants that:

         6.1.1. Licensor Content does not infringe any copyright or patent enforceable under the laws of any country;

         6.1.2. Licensor Content does not violate the trade secret rights of any third party; and

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                                                                    Page 4 of 11

         6.1.3. Licensor Content represents the then existing reasonable standards of care.

6.2. Each party agrees to indemnify, hold harmless, and defend the other from any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which constitutes a breach of the warranties set forth in Section 6.1 provided, the charged party is notified promptly in writing of a claim and has sole control over its defense or settlement, and the party not charged provides reasonable assistance in the defense of the same.

6.3.     Licensor shall have no liability for any claim based on HealthStream's:

         6.3.1. use or distribution of Licensor Content after Licensor's written notice that HealthStream should cease use or distribution of Licensor Content due to a claim, or

         6.3.2. combination of Licensor Content with a non-Licensor program or data if such claim would have been avoided by the exclusive use of Licensor Content.

6.4. For all claims arising under Section 6.3, HealthStream agrees to indemnify and defend Licensor from and against all damages, costs, and expenses, including reasonable attorneys' fees. In the event Licensor notifies HealthStream that it should cease distribution of Licensor Content due to a claim, HealthStream may terminate this Agreement.




                                    ARTICLE 7

                        INTELLECTUAL PROPERTY PROVISIONS

7.1. HealthStream will cause to appear on all marketing or promotional materials concerning the Licensor Content, Licensor's copyright, trademark, or patent notices.

7.2. The parties agree that ownership for any invention conceived or developed during the course of this Agreement shall vest in accordance with the patent rules governing inventorship.

7.3. To the extent that source code is written by either party title shall vest in the party who has written such code.

7.4. Each party is responsible for protecting, documenting, and maintaining its own intellectual property. Except as expressly set forth herein, this Agreement does not grant either party any proprietary rights of any type in the other party's materials, services or Content.

7.5. Both parties acknowledge that, except as otherwise provided herein, each party owns and retains all right, title and interest in and to its own Content provided to the other party.

7.6. HealthStream acknowledges that Licensor owns and retains all right, title and interest in and to Licensor Content and all Licensor's products and services arising from the performance of this Agreement.

7.7. Licensor acknowledges that HealthStream owns and retains all right, title and interest in and to T.NAV(R) Commerce, the T.NAV(R) Commerce source code, the T.NAV(R) Commerce object code, any derivatives of T.NAV(R) Commerce and the interface templates designed by HealthStream used to present and deliver the Licensor Content.



                                    ARTICLE 8

                  PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE

This Agreement, and any rights or obligations hereunder, shall not be assigned or sublicensed (except as permitted in this Article 6) by either party. Notwithstanding the foregoing, this Agreement may be assigned to a successor in interest to all of a party's assets or substantially all of a party's assets and shall inure to


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                                                                    Page 5 of 11
the benefit of and be binding upon successors or purchasers of substantially all of either party's assets.



                                    ARTICLE 9

                                TERM OF AGREEMENT

Provided this Agreement has been properly executed by an officer of Licensor and by an officer of HealthStream, the term of this Agreement shall run from the Launch Date until three (3) years after the Launch Date ("Term"), and thereafter be automatically extended for additional one (1) year periods unless either party provides thirty (30) days written notice to the non-terminating party.



                                   ARTICLE 10

                             DEFAULT AND TERMINATION

10.1. The non-defaulting party may terminate this Agreement in its entirety if any of the following events of default occur:

         10.1.1. if the defaulting party materially fails to perform or comply with this Agreement or any provision hereof;

         10.1.2. if the defaulting party fails to strictly comply with the provisions of Article 11, or makes an assignment in violation of Article 6;

         10.1.3. if a party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

         10.1.4. if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by a party; or

         10.1.5. if such a petition is filed by any third party, or an application for a receiver of a party is made by anyone and such petition or application is not resolved favorably or discharged to such party within ninety (90) days.

10.2. Termination due to a breach of Articles 8 or 13 shall be effective upon notice. In all other cases termination shall be effective sixty (60) days after notice of termination to the defaulting party if the defaults have not been cured within such sixty (60) day period. The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.



                                   ARTICLE 11

                          OBLIGATIONS UPON TERMINATION

11.1. From and after termination or expiration of this Agreement, HealthStream shall not employ Licensor Content or portions thereof which is owned by Licensor, as part or portion of any product that HealthStream may use, sell, assign, lease, license, or transfer to third parties. Both parties shall cease and desist from all use of the other party's name(s) and associated trademark(s) and, upon request, deliver to the other party or its authorized representatives or destroy all material upon which those name(s) and the associated trademarks appear.

11.2.    Articles 6, 7, 11, 12, 13, 14, 15, and Sections 16.2 through 16.6 shall survive termination or expiration of this Agreement.



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                                                                    Page 6 of 11

                                   ARTICLE 12

                WARRANTIES, LIMITATION OF LIABILITY AND REMEDIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES. ANY AND ALL OTHER IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING THOSE FOR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS, UNLIQUIDATED INVENTORY, ETC.), INCIDENTAL, INDIRECT, ECONOMIC, OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.





                                   ARTICLE 13

                             NONDISCLOSURE AGREEMENT

13.1. HealthStream expressly undertakes to retain in confidence all information and know-how transmitted to HealthStream by Licensor that Licensor has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, and will make no use of such information and know-how except under the terms and during the existence of this Agreement. HealthStream shall not disclose, disseminate or distribute any such confidential information or know how to any third party without Licensor's prior written consent. HealthStream agrees to use the same degree of care to protect Licensor confidential information as HealthStream takes to protect its own confidential information of like importance. However, HealthStream shall have no obligation to maintain the confidentiality of information that:

         13.1.1. it received rightfully from another party prior to its receipt from Licensor;

         13.1.2. Licensor has disclosed to a third party without any obligation to maintain such information in confidence; or

         13.1.3.  has been or is independently developed by HealthStream.

13.2. Further, HealthStream may disclose confidential information as required by governmental or judicial order, provided HealthStream gives Licensor prompt notice of such order and complies with any confidentiality or protective order (or equivalent) imposed on such disclosure. HealthStream shall treat the terms and conditions of this Agreement as confidential; however, HealthStream may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of HealthStream's business. HealthStream's obligation under this Article 12 shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of HealthStream or five (5) years following termination or expiration of this Agreement. HealthStream shall not disclose any information on Licensor's unannounced products to HealthStream's employees or any third party.

13.3. Licensor shall have the same obligations in Sections 11.1 and 11.2 above with respect to HealthStream's information and know-how.

13.4. Both parties shall prepare a mutually acceptable press release, if any, to announce this Agreement.



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                                                                    Page 7 of 11

                                   ARTICLE 14

                                     AUDITS

14.1. During the term of this Agreement, the parties hereto agree to keep all usual and proper records and books of account and all usual and proper entries relating to Licensor Content licensed consistent with generally accepted accounting principles.

14.2. Licensor may cause an audit to be made of the applicable HealthStream records that pertain to this Agreement for the sole purpose of verifying royalty reports issued by HealthStream to Licensor and prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by an independent certified public accountant of national stature (e.g., Deloitte) selected by HealthStream (other than on a contingent fee basis) and shall be conducted during regular business hours at HealthStream's offices and in such a manner as not to interfere with HealthStream's normal business activities. Any such audit shall occur no more than once per calendar year and within six (6) months of the end of the calendar year. Licensor shall pay for any such audit unless Material discrepancies are disclosed. "Material" shall mean the lesser of Five Thousand Dollars (US$5,000.00) or five percent (5%) of the amount that should have been reported. If Material discrepancies are disclosed, HealthStream agrees to pay Licensor the costs associated with the audit not to exceed Five Thousand Dollars (US$5,000.00). The auditor shall only disclose the correct data and amounts as called for on the royalty reports.

14.3. Any statement shall affect neither the right to examine and audit nor the right to receive an adjustment to the contrary, appearing on checks or otherwise, unless expressly agreed to in writing by the party having such right.

14.4. In the event that either party makes any claim with respect to an audit, upon the audited party's written request the party who has requested such audit will make available to the audited party the records and reports pertaining to such audit prepared by the independent auditor who performed such audit.



                                   ARTICLE 15

                              NOTICES AND REQUESTS

All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, or sent by air express courier, charges prepaid; and addressed as follows:

LICENSOR:                  Scripps Clinic
                           Roger Cornell, MD
                           Vice President of Academic Affairs
                           Drop GEN2
                           Department of Academic Affairs
                           10666 North Torrey Pines Rd.
                           LaJolla, California 92037

HEALTHSTREAM:              HealthStream, Inc.
                           Robert H. Laird, Jr.
                           General Counsel
                           209 10th Avenue South
                           Suite 450
                           Nashville, Tennessee 37203

or to such other address as the party to receive the notice or request so designates by written notice to the other.




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                                                                    Page 8 of 11

                                   ARTICLE 16
                                     GENERAL

16.1. This Agreement does not constitute an offer by HealthStream and it shall not be effective until signed by both parties. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and replaces and supplants all prior and contemporaneous communications. It shall not be modified except by a written agreement signed on behalf of Partner and HealthStream by their respective duly authorized representatives. Unless agreed to in a separate writing signed by both parties, any statement appearing as a restrictive endorsement on a check or other document which purports to modify a right, obligation or liability of either party shall be of no force and effect.

16.2. If either HealthStream or Partner employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party in any proceeding shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

16.3. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to such state's conflict of laws provisions.

16.4. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise as defined in 16 CFR Section 436.2(a). The price and payment described in Article 4 of this Agreement shall be construed as a royalty fee for the rights granted in
         Article 3 of this Agreement, and not as a franchise fee.

16.5. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. If this Agreement as it relates to any product(s) licensed hereunder shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable or if this Agreement is terminated as to particular product(s), this Agreement shall remain in full force and effect as to the remaining product(s).

16.6. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

16.7. The Article headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

16.8. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date. All signed copies of this Agreement shall be deemed originals.





           /s/ R. Cornell                              /s/ Robert A. Frist, Jr.
         --------------------------------------       --------------------------
         Scripps Clinic                               HealthStream, Inc.
         Roger Cornell, MD                            Robert A. Frist, Jr.
         Director of Academic Affairs                 Chief Executive Officer






           /s/ RCC
         --------------------------------------




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


                                    EXHIBIT A
                            EXISTING LICENSOR CONTENT


Melanoma 2000:  10th Annual Cutaneous Malignancy Update










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                                                                   Page 10 of 11

                                    EXHIBIT B
                      THE ACCME'S ESSENTIALS AND GUIDELINES
          FOR ACCREDITATION OF SPONSORS OF CONTINUING MEDICAL EDUCATION
           AND STANDARDS FOR COMMERCIAL SUPPORT AND ENDURING MATERIALS





















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